Exhibit 10.15
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Jim Schutz (the “Executive”), and Oculus Innovative Sciences, Inc., a California corporation (the “Corporation”), as of January 1, 2004 (the “Effective Date”).
     THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:
     A. The Corporation desires that the Executive be employed by the Corporation to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.
     B. The Executive is willing to accept such employment on such terms and conditions.
     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the parties hereto agree as follows:
1. Retention and Duties.
     1.1 Retention. The Corporation does hereby hire, engage and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.
     1.2 Duties. During the Period of Employment, the Executive shall serve the Corporation as its General Counsel. The Executive shall, without limitation and without limiting the Executive’s other duties to the Corporation, and without limiting the authority of the Corporation’s Board of Directors (the “Board”), be responsible for the legal affairs of the Corporation and have such other duties and responsibilities as the Chief Executive Officer (“CEO”) shall designate that are consistent with the Executive’s position as General Counsel. The Executive shall perform all of such duties and responsibilities in accordance with the legal directives of the Board and in accordance with the practices and policies of the Corporation as in effect from time to time throughout the Period of Employment (including, without limitation, the Corporation’s insider trading and ethics policies, as they may change from time to time). While employed as General Counsel, the Executive shall report exclusively to the CEO. Throughout the Period of Employment, the Executive shall not serve on the boards of directors or advisory boards of any other entity unless such service is expressly approved by the Board and/or CEO.
     1.3 No Other Employment; Minimum Time Commitment. Throughout the Period of Employment, the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Corporation, and (ii) hold no other job. The Executive agrees that any investment or direct involvement in, or any appointment to or continuing service on the board of directors or similar body of, any corporation or other entity must be first approved in writing by the Corporation. The foregoing provisions of this Section 1.3 shall not prevent the Executive from investing in non-competitive publicly-traded securities to the extent permitted by Section 7(b). The Executive agrees that, as of the Effective Date, Exhibit A to this Agreement sets forth a complete and accurate description of (i)any investment or direct involvement of involvement of the Executive in any other corporation or business that reasonably could be construed as falling outside of the scope of the foregoing permitted investments and involvement, and (b) any board of directors or similar body of any corporation or other entity on which the Executive is a member. The Corporation may require the Executive to resign from membership on any board or similar body of any entity, on which he may now or in the future serve, if the Corporation determines that the Executive’s membership on such board or similar body interferes (interference shall include, without limitation, giving rise to conflicts or competitive activity) with the performance of the Executive’s duties hereunder.
     1.4 No Breach of Contract. The Executive hereby represents to the Corporation that: (i)the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) of any other person or entity which the Executive is not legally and contractually free to disclose to the Corporation; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity.
     1.5 Location. The Executive acknowledges that the Corporation’s principal executive offices are currently located in Petaluma, California. The Executive’s principal place of employment shall be the Corporation’s principal executive offices, as they may be moved from time to time upon mutual agreement by the Executive and the Corporation. The Executive agrees that the Executive will be regularly present at the Corporation’s principal executive offices and that the Executive may be required to travel from time to time in the course of performing the Executive’s duties for the Corporation.
2. Period of Employment. The “Period of Employment” shall commence on January 1, 2004, and shall continue until the date of Executive’s termination pursuant to Section 5.
3. Compensation.
     3.1 Base Salary. Effective January 1,2004 and during the Period of Employment, the Corporation shall pay to the Executive a base salary at the rate of $165,000 pa year, subject to increase (but not decrease) by the CEO (the “Base Salary”). The Executive’s Base Salary shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments.
     3.2 Stock Awards. The Corporation will immediately grant the Executive options to purchase an aggregate of 150,000 shares of common stock, at an exercise price of $0.75 per share, subject to a five-year vesting schedule, and expiring 10 years from the date of the option grant and issuance. In addition, the Executive shall continue to vest in those options to purchase the Corporation’s common stock previously granted to the Executive in accordance with the terms of such option grants. The Corporation may, in its sole discretion, grant additional stock options and/or make other stock-based awards to the Executive.

4. Benefits.
     4.1 Health and Welfare. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available by the Corporation to the Corporation’s senior-level employees generally, as such plans or programs may be in effect from time to time.
     4.2 Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Corporation under this Agreement and entitled to reimbursement for all such expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Corporation, subject to the Corporation’s reasonable expense reimbursement policies in effect from time to time. The Corporation shall reimburse the Executive to the extent required by the preceding sentence.
     4.3 Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation in accordance with the Corporation’s standard vacation policies in effect from time to time, including the Corporation’s policies regarding vacation accruals. The Executive shall also be entitled to all other holiday and leave pay generally available to other employees of the Corporation.
5. Termination.
     5.1 Termination by the Corporation. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Corporation: (i) with Cause (as defined in Section 5.5, or (ii) without Cause, or (iii)in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined in Section 5.5).
     5.2 Termination by the Executive. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Executive, on no less than thirty (30) days prior written notice to the Corporation.
     5.3 Benefits Upon Termination. If the Executive’s employment by the Corporation is terminated during the Period of Employment for any reason by the Corporation or by the Executive, the Corporation shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Corporation, any payments or benefits except:
          (a) the Corporation shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5); and
          (b) if, during the Period of Employment, the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason (as defined in Section 5.5) (and, in each case, other than due to either the Executive’s death, or a good faith determination by the Board that the Executive has a Disability):

     (i) the Corporation shall, subject to the conditions set forth in Section 5.3(c), also pay the Executive a lump sum severance benefit equal to eighteen (18) times the average monthly Base Salary paid to the Executive over the twelve (12) whole months preceding the month in which the termination of the Executive’s employment occurs (or, if the Period of Employment has not been in effect for twelve (12) whole months preceding the month in which the termination of the Executive’s employment occurs, the average monthly Base Salary for this purpose shall be determined based on the average monthly Base Salary paid to the Executive over the whole months in the Period of Employment occurring prior to the month in which the termination of the Executive’s employment occurs). Subject to the conditions set forth in Section 5.3(c), such lump sum amount shall be paid to the Executive (without interest) no later than seven (7) days following the date on which the Executive’s employment by the Corporation terminates;
     (ii) the Corporation shall, subject to the conditions set for the in Section 5.3(c), pay as a severance benefit one hundred percent (100%) of the Executive’s premiums under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the same or reasonably equivalent medical coverage as in effect on the date the Executive’s employment terminated for a period not to exceed the lesser of one year following the date of such termination or until the Executive becomes eligible for medical insurance coverage provided by another employer; and
     (iii) as of the date the Executive’s employment terminates, any and all stock options, stock appreciation rights, restricted stock awards, and similar equity and equity-based awards granted by the Corporation to the Executive outstanding immediately prior to such termination of employment shall thereupon be deemed fully vested and shall be exercisable for a period of no less than twelve (12) months thereafter or until the stated expiration date for such option or award at the end of its maximum term, whichever is earlier; provided, however, that this Section 5.3(b)(iii) shall not affect any right of the Corporation to terminate such option or award in connection with a change in control of the Corporation or similar event to the extent such right exists under the provisions of any agreement evidencing such option or award.
          (c) Any obligation of the Corporation pursuant to Section 5.3(b) to pay a severance benefit in the circumstances described therein is further subject to the following two “conditions precedent: (i)such severance obligation shall be paid only if the Executive has remained in compliance with all of the provisions of Section 5.6 and Sections 7 through 12, and such obligation shall terminate immediately if the Executive is for any reason not in compliance with one or more of the provisions of Section 5.6, and Sections 7 through 12;and (ii) the Executive’s satisfaction of the release obligations set forth in Section 5.4. For purposes of the preceding sentence, if the Executive is not in compliance with one or more provisions of Section 5.6, and Sections 7 though 12, and a cure is reasonably possible in the circumstances, the Executive will not be deemed to have breached such provision(s) unless the Executive is given notice and a reasonable opportunity (in no case shall more than a 10-day cure period be required) to cure such breach and such breach is not cured within such time period. The parties agree that a cure will not be reasonably possible in all circumstances including, without limitation, a material breach of confidentiality or similar occurrence.
          (d) Except as expressly provided herein, the foregoing provisions of this Section 5.3 shall not affect (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii)the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s 401(k) plan (if any); or (iv) any rights that the Executive may have under and with respect to a stock option, stock appreciation right, restricted stock award, or similar equity or equity-based award, to the extent that such award was granted before the date that the Executive’s employment by the Corporation terminates and to the extent expressly provided in the written agreement evidencing such award.
     5.4 Release; Exclusive Remedy.
          (a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Corporation obligation to the Executive pursuant to Section 5.3(b), the Executive shall, upon or promptly following his last day of employment with the Corporation, provide the Corporation with a valid, executed, written Release (as defined in Section 5.5) (in a form provided by the Corporation) and such release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Corporation shall have no obligation to make any payment to the Executive pursuant to Section 5.3(b) unless and until the Release contemplated by this Section 5.4 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.
          (b) The Executive agrees that the payments contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Corporation and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.
     5.5 Certain Defined Terms.
          (a) As used herein, “Accrued Obligations” means:
     (i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) prior to the date of termination; and
     (ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive prior to the date the Period of Employment terminates.

          (b) As used herein, “Cause” shall mean the reasonable and good faith determination by a majority of the Board based on its reasonable belief at the time, that, during the Period of Employment, any of the following events or contingencies exists or has occurred:
     (i) the Executive is convicted of, or has pled guilty to, a felony (under the laws of the United States or any state thereof); or
     (ii) the Executive has engaged in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his duties hereunder, unless the Executive believed in good faith that such acts were in the interests of the Corporation; or
     (iii) the Executive willfully and repeatedly fails to perform or uphold his duties under this Agreement; or
     (iv) the Executive willfully fails to comply with reasonable directives of the CEO which are communicated to him in writing.
          (c) As used herein, “Disability” shall mean a physical or mental impairment which substantially limits a major life activity of the Executive and which renders the Executive unable to perform the essential functions of the Executive’s position, even with reasonable accommodation which does not impose an undue hardship on the Corporation , for ninety (90) days in any consecutive twelve (12) month period. The Board reserves the right, in good faith, to make the determination of whether or not a Disability exists for purposes of this Agreement based upon information supplied by the Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Corporation or its insurers.
          (d) As used herein, “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s written consent:
     (i) the assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities and status (including tides and reporting requirements) as General Counsel of the Corporation, or a material reduction or alteration in the nature or status of the Executive’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is remedied by the Corporation promptly after receipt of notice thereof given by the Executive; or
     (ii) a reduction by the Corporation in the Executive’s Base Salary as in effect on the Effective Date or as the same shall be increased from time to time, or the Corporation otherwise fails to satisfy its compensation obligations to the Executive under this Agreement, after notice by the Executive and a reasonable opportunity to cure; or
     (iii) only after the Sale of the company, the Corporation’s requiring Executive to be based at any office or location more than fifty (50) miles from the Corporation’s headquarters in Petaluma, California; or

     (iv) the failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement provided, however, that none of the events specified in clause (i),(ii),or (iii) above shall constitute Good Reason unless the Executive shall have notified the Corporation in writing describing the events which constitute Good Reason and the Corporation shall have failed to cure such event within a reasonable period, not to exceed ten (10) days, after the Corporation’s actual receipt of such written notice.
          (e) As used herein, “Release” shall mean a written release, discharge and covenant not to sue entered into by the Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, of and in favor of the Corporation, its parent (if any), the Corporation’s subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, shareholders, members, representatives, assigns, and successors, past and present, and each of them (the “releasees”), with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he may then own or hold or he at any be theretofore owned or held or may in the future hold as against any or all of said releasees, arising out of or in any way connected with the Executive’s employment relationship with each and every member of the Company Group(as defined in Section 7) with which the Executive has had such a relationship, or the termination of his employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said releasees, or any of them, committed or omitted prior to the date of such release including, without limiting the generality of the foregoing, any claim under Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, any other claim under any other federal, state or local law or regulation, and any other claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability (except that such release shall not constitute a release of any Corporation obligation to the Executive that may be due to the Executive pursuant to Section 5.3(b) upon the Corporation’s receipt of such release). The Release shall also contain the Executive’s warrant that he has not theretofore assigned or transferred to any person or entity, other than the Corporation, any released matter or any part or portion thereof and that he will defend, indemnify and hold harmless the Corporation and the aforementioned releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) that is directly or indirectly based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
     5.6 Resignation From Boards. Upon or promptly following any termination of Executive’s employment with the Corporation, the Executive agrees to resign from (i) each and every board of directors (or similar body, as the case may be) of the Corporation and each of its affiliates on which the Executive may then serve (if any), and (ii)each and every office of the Corporation and each of its affiliates that the Executive may then hold, and all positions that he may have previously held with the Corporation and any of its affiliates.
     5.7 Excise Tax Gross-Up. During and after the period of Executive’s employment with the Corporation, Executive shall be entitled to the excise tax protections set forth in Exhibit B hereto. The preceding sentence takes precedence over any contrary provision (such as, without limitation, an excise tax cut-back provision) of any other applicable incentive plan or award agreement.
6. Means and Effect of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.
7. Non-Competition. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Corporation, the amount of sensitive and confidential information involved in the discharge of the Executive’s position with the Corporation, and the harm to the Corporation that would result if such knowledge or expertise was disclosed or made available to a competitor. Based on that understanding, the Executive hereby expressly agrees as follows:
          (a) As a result of the particular nature of the Executive’s relationship with the Corporation, in the capacities identified earlier in this Agreement, for the Period of Employment the Executive hereby agrees that he will not, directly or indirectly, (i) engage in any business for the Executive’s own account or otherwise derive any personal benefit from any business that competes with the business of the Corporation or any of its affiliates (the Corporation and its affiliates are referred to, collectively, as the “Company Group”), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of any entity within the Company Group, (iii) acquire a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group, directly or indirectly, as an individual, partner, member, shareholder, officer, director, principal, agent, trustee or consultant or (iv) interfere with business relationships (whether formed before or after the Effective Date) between the Corporation, any of its respective affiliates or subsidiaries, and any customers, suppliers, officers, employees, partners, members or investors of any entity within the Company Group. For purposes of this Agreement, businesses in competition with the Company Group shall include, without limitation, businesses which any entity within the Company Group may conduct operations, and any businesses which any entity within the Company Group has specific plans to conduct operations in the future and as to which the Executive is aware of such planning, whether or not such businesses have or have not as of that date commenced operations.
          (b) Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely as an investment, securities of any person which are publicly traded on a national or regional stock exchange or on an over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person, and (ii) does not, directly or indirectly, beneficially own one percent (1%)or more of any class of securities of such person.
8. Confidentiality. As a material part of the consideration for the Corporation’s commitment to the terms of this Agreement, the Executive hereby agrees that the Executive will not at any time (whether during or after the Executive’s employment with the Corporation), other in the course of the Executive’s duties hereunder, or unless compelled by lawful process after written notice to the Corporation of such notice along with sufficient time for the Corporation to try and overturn such lawful process, disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of any entity with the Company Group; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of the Executive’s breach of this covenant. The Executive further agrees that the Executive will not retain or use for his account at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of any entity within the Company Group.
9. Inventions and Developments.
          (a) All inventions, policies, systems, developments or improvements conceived, designed, implemented and/or made by the Executive, either alone or in conjunction with others, at any time or at any place during the Period of Employment, whether or not reduced to writing or practice during such Period of Employment, which directly or indirectly relate to the business of any entity within the Company Group, or which were developed or made in whole or in part using the facilities and/or capital of any entity within the Company Group, shall be the sole and exclusive property of the Company Group. The Executive shall promptly give notice to the Corporation of any such invention, development, patent or improvement, and shall at the same time, without the need for any request by any person or entity within the Company Group, assign all of the Executive’s rights to such invention, development, patent and/or improvement to the Company Group. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent of the United States or any foreign country that any entity in the Company Group desires to fie.
          (b) All copyrightable work by the Executive during the Period of Employment that relates to the business of any entity in the Company Group is intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company Group. If the copyright to any such copyrightable work is not the property of the Company Group by operation of law, the Executive will, without further consideration, assign to the Company Group all right, title and interest in such copyrightable work and will assist the entities in the Company Group and their nominees in every way, at the Company Group’s expense, to secure, maintain and defend for the Company Group’s benefit copyrights and any extensions and renewals thereof on any and all such work including translations thereof in any and all countries, such work to be and to remain the property of the Company Group whether copyrighted or not.

10. Anti-Solicitation. In light of the amount of sensitive and confidential information involved in the discharge of the Executive’s duties, and the harm to the Corporation that would result if such knowledge or expertise were disclosed or made available to a competitor, and as a reasonable step to help protect the confidentiality of such information, the Executive promises and agrees that during the Period of Employment and for a period of two (2) years thereafter the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, shareholder, director or other owner or participant in any business, influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of any entity within the Company Group, either directly or indirectly, to divert their business away from the Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group, and he will not otherwise materially interfere with any business relationship of any entity within the Company Group.
11. Soliciting Employees. In light of the amount of sensitive and confidential information involved in the discharge of the Executive’s duties, and the harm to the Corporation that would result if such knowledge or expertise were disclosed or made available to a competitor, and as a reasonable step to help protect the confidentiality of such information, the Executive promises and agrees that during the Period of Employment and for a period of two (2) years thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, shareholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of an entity within the Company Group, who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.
12. Return of Property. The Executive agrees to truthfully and faithfully account for and deliver to the Corporation all property belonging to the Corporation, any other entity in the Company Group, or any of their respective affiliates, which the Executive may receive from or on account of the Corporation, any other entity in the Company Group, or any of their respective affiliates, and upon the termination of the Period of Employment, or the Corporation’s demand, the Executive shall immediately deliver to the Corporation all such property belonging to the Corporation, any other entity in the Company Group, or any of their respective affiliates.
13. Withholding Taxes. Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
14. Cooperation in Litigation. The Executive agrees that he will reasonably cooperate with the Corporation, subject to his reasonable personal and business schedules, in any litigation which arises out of events occurring prior to the termination of his employment, including but not limited to, serving as a witness or consultant and producing documents and information relevant to the case or helpful to the Corporation. The Corporation agrees to reimburse the

Executive for all reasonable costs and expenses he incurs in connection with his obligations under this Section 14 and, in addition, to reasonably compensate the Executive for time actually spent in connection therewith following the termination of his employment with the Corporation.
15. Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any -tights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Corporation with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Corporation hereunder.
16. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
17. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof:
18. Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary
19. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
20. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.
21. Modifications. This Agreement may not be mended, modified or changed (in whole or in part), except by a formal definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
22. Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
23. Resolution of Disputes.
          (a) Any controversy arising out of or relating to the Executive’s employment (whether or not before or after the expiration of the Period of Employment), any termination of the Executive’s employment, this Agreement or the enforcement or interpretation of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in Santa Rosa, California, before a sole arbitrator (the “Arbitrator”) selected from judicial arbitration mediation services (“JAMS”), or is JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association (“AAA”), and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deem just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the patties hereto and may be enforced by any court of competent jurisdiction.
          (b) The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 23.
          (c) The parties agree that Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Corporation).
          (d) Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 23, the Executive and the Corporation acknowledge that any breach of any of the covenants or provisions contained in Sections 5.6, and 7 through 12 could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Sections 5.6, and 7 through 12 or such other equitable relief as may be required to enforce specifically any of the covenants or provisions of Sections 5.6, and 7 through 12.

24. Notices.
          (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand., (ii) otherwise delivered against receipt therefore, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:
          (i) if to the Corporation:
Oculus Innovative Services, Inc.
1129 North McDowell Boulevard
Petaluma, California 94954
Attn: Jim Schutz
Fax: +1 (707) 782 0705
          (ii) if to the Executive:
Jim Schutz
3521 Maplewood Lane
Sacramento, CA 95864
+1 (916) 337 8003
          (b) Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 24 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefore, or five (5) business days after being mailed in accordance with the foregoing.
25. Legal Counsel: Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.
26. Provisions that Survive Termination. The provisions of 5.3, 5.4, 5.5, 5.6, 5.7,7 through 25, 27, and this Section 26 shall survive any termination of the Period of Employment.
27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
     IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the Effective Date.

CORPORATION

Oculus Innovative Services, Inc.,
a California corporation

By:	/s/ Hoji Alimi

Hoji Alimi, CEO and President

Oculus Innovative Sciences, Inc.

By:	/s/ Jim Schutz

Jim Schutz

EXHIBIT A — SECTION 1.3 DISCLOSURE SCHEDULE

EXHIBIT B — SECTION 5.7 EXCISE TAX GROSS-UP
B.1 Equalization Payment. If any payment, distribution, transfer, or benefit (including, without limitation, any amounts received or deemed received by the Executive within the meaning of any provision of the Internal Revenue Code of 1986, as amended (the “Code”), or by the Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to the Executive under any of the Corporation’s incentive plans) by the Corporation or a successor, or by a direct or indirect subsidiary or affiliate of the Corporation (or any successor or affiliate of any of them, and including any benefit plan of any of them), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code or any similar or successor tax (the “Excise Tax”), the Corporation shall pay in cash to Executive or for Executive’s benefit as provided below an additional amount or amounts (the “Gross-Up Payment(s)”) such that the net amount retained by the Executive after the deduction of any Excise Tax on such Total Payments and any Federal state and local income tax and Excise Tax upon the Gross-Up Payment(s) provided for by this Section B.l shall be equal to such Total Payments had they not been subject to the Excise Tax. Such Gross-Up Payment(s) shall be made by the Corporation to the Executive or to any applicable taxing authority on behalf of the Executive as soon as practicable following the receipt or deemed receipt of any such Total Payments by the Executive, and may be satisfied by the Corporation making a payment or payments on the Executive’s account in lieu of withholding for tax purposes but in all events shall be made within thirty (30) days of the receipt or deemed receipt by the Executive of any such Total Payment
B.2 Calculation of Gross-Up Payment. The determination of whether a Gross-Up Payment is required pursuant to this Exhibit B and the amount of any such Gross-Up Payment shall be determined in writing (the “Determination”) by a nationally-recognized certified public accounting firm selected by the Corporation (the “Accounting Firm”). The Accounting Firm shall provide its Determination in writing, together with detailed supporting calculations and documentation and any assumptions used in making such computation, to the Corporation and the Executive. In the event of a termination of the Executive’s employment which reasonably may require the payment of a Gross-Up Payment or in the event of a Change in Control, such documentation shall be provided no later than twenty (20) days following such event. Within twenty (20) days following delivery of the Accounting Firm’s Determination, the Executive shall have the right, at the Corporation’s expense, to obtain the opinion of an “outside counsel,” which opinion need not be unqualified, which sets forth: (i) the amount of the Executive’s “annualized includible compensation for the base period” (as defined in Code Section 280G(d)(1)); (ii) the present value of the Total Payments made to the Executive; (iii) the amount and present value of any “excess parachute payment;” and (iv) detailed supposing calculations and documentation and any assumptions used in making such computations. The opinion of such outside counsel shall be supported by the opinion of a nationally-recognized certified public accounting firm and, if necessary or requited by the Corporation, a firm of nationally-recognized executive compensation consultants. The Executive shall also have the right to obtain such an opinion of outside counsel in the event that the Corporation has not timely submitted the initial determination to the Accounting Firm as provided above (including, without limitation, in the event that the Corporation does not submit such a determination to the Accounting Firm following an event in connection with which the Executive reasonably believes that he may be entitled to a Gross-Up Payment). The outside counsel’s opinion shall be binding upon the Corporation and the Executive and shall constitute the “Determination” for purposes of this Exhibit B instead of the initial determination by the Accounting Firm. The Corporation shall pay (or, to the extent paid by the Executive, reimburse the Executive for) the certified public accounting firm’s and, if applicable, the executive compensation consultant’s reasonable and customary fees for rendering such opinion. For purposes of this Section B.2, “outside counsel” means a licensed attorney selected by the Executive who is recognized in the field of executive compensation and has experience with respect to the calculation of the Excise Tax; provided that the Corporation must approve the Executive’s selection, which approval shall not be unreasonably withheld.
B.3 Computation Assumptions. For purposes of determining whether any Total Payments will be subject to Excise Tax, and the amount of any such Excise Tax:
(a)	Any other payments, benefits and/or amounts received or to be received by the Executive in connection with or contingent upon any change in the ownership or effective control of the Corporation or any change in the ownership of a substantial portion of the Corporation’s assets or termination of the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, or with any Person whose actions result in such a change or any Person affiliated with the Corporation or such Persons) shall be combined to determine whether the Executive has received any “parachute payment” within the meaning of Section 280G(b)(2) of the Code, and if so, the amount of any “excess parachute payments” within the meaning of Section 280G(b)(1) that shall be treated as subject to the Excise Tax, unless in the opinion of the person or firm rendering the Determination, such other payments, benefits and/or amounts (in whole or in part) do not constitute parachute payments, or such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax (for purposes of this Section B.3(a), “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof);

(b)	The value of any non-cash benefits or any deferred payment or benefit shall be determined by the person or firm rendering the Determination in accordance with the principles of Sections 280G(d)(3) and (4) of the Code;

(c)	The compensation and benefits provided for in Section 5 of this Agreement, and any other compensation earned prior to the termination of the Executive’s employment pursuant to the Corporation’s compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by a change in the ownership or effective control of the Corporation or any change in the ownership of a substantial portion of the Corporation’s assets or a termination of the Executive’s employment), shall for purposes of the calculation pursuant to this Section B.3 be deemed to be reasonable; and

     (d) The Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made. Furthermore, the computation of the Gross-Up Payment shall assume (and adjust for the fact) hat (i) there is a loss of miscellaneous itemized deductions under Section 67 of the Code (or analogous federal or state provisions) on account of the Gross-Up Payment and (5)a loss of itemized deductions under Section 68 of the Code (or analogous federal or state provisions) on account of the Gross-Up Payment. The computation of the Gross-Up Payment shall take into account any reduction in the Gross-Up Payment due to the Executive’s share of the hospital insurance portion of FICA and any state withholding taxes (other than any state withholding tax for income tax liability). The computation of the state and local income taxes applicable to the Gross-Up Payment shall be based on the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date the Executive’s employment terminates, and shall take into account the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes.
B.4 Executive’s Obligation to Notify Corporation. Executive shall promptly notify the Corporation in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by the Corporation of a Gross-Up Payment in excess of any Gross-Up Payment as originally set forth in the Determination. If the Corporation notifies the Executive in writing that it desires to contest such claim, the Executive shall: (a) give the Corporation any information reasonably requested by the Corporation relating to such claim; (b) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Corporation that is reasonably acceptable to the Executive; (c) cooperate with the Corporation in good faith in order to effectively contest such claim; and (d) permit the Corporation to participate in any proceedings relating to such claim; provided that the Corporation shall beat and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Without limitation on the foregoing provisions of this Section B.4, and to the extent its actions do not unreasonably interfere with or prejudice the Executive’s disputes with the Taxing Authority as to other issues, the Corporation shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs Executive to pay such claim and sue for a refund, the Corporation shall advance an amount equal to such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred;

and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further that any settlement of any claim shall be reasonably acceptable to the Executive and the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue.
B.5 Subsequent Recalculation. In the event of a binding or uncontested determination by the Taxing Authority that adjusts the computation set forth in the Determination so that the Executive did not receive the greatest net benefit required pursuant to Section B.1, the corporation shall reimburse the Executive as provided herein for the full amount necessary to place the Executive in the same after-tax position as he would have been in had no Excise Tax applied. In the event of a binding or uncontested determination by the Taxing Authority that adjusts the computation set forth in the Determination so that the Executive received a payment or benefit in excess of the amount required pursuant to Section B.1, then the Executive shall promptly pay to the Corporation (without interest) the amount of such excess.